Exhibit 10.0

WHOLESALE SERVICES AGREEMENT

THIS WHOLESALE SERVICES AGREEMENT is effective as of the 2nd day of May,2005, (the “Effective Date”) between US WIRELESS ONLINE, INC., a Nevada corporation, having its principal offices in Louisville, Kentucky (“US Wireless” herein), and , LIGHTYEAR NETWORK SOLUTIONS, LLC, a Kentucky limited liability company  (“Lightyear” herein). (US Wireless and Lightyear may be referred to as “Party” or “Parties” as the case may be.)

WHEREAS, for mutual gain, US Wireless and Lightyear desire to establish a wholesale relationship whereby Lightyear will market US Wireless's products, services, and licenses to Lightyear's customers and clients on a wholesale basis.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the Parties agree as follows:

TERMS AND CONDITIONS

1.

DEFINITIONS

For purposes of this Agreement, the following terms and conditions shall have the meanings set forth below:

1.1

“Confidential Information” means any non-public information about a Party, including, without limitation, information about this Agreement, the Party's business, vendors, clients, customers, products, services, employees, finances, costs, expenses, financial or competitive condition, policies and practices, programming tools, architecture, modules, interfaces, databases and database structures, non-literal elements, capabilities and functionality, source code and object code, research and development efforts, marketing and distribution efforts, and other information licensed or otherwise disclosed to a Party in confidence by a third Party, and any other non-pubic information that does or will have economic value by reason of not being generally known.

1.2

“US Wireless” means, as the context will require, any or all of US Wireless, its partners, vendors, licensors, licensees, clients, customers, and/or independent consultants.

1.3

“Fees” means the fees payable under Article 6 of this Agreement for the use of US Wireless's Broadband Connectivity Service.

1.4

“US Wireless Broadband Connectivity Service” or “Service” means the Wireless Broadband Internet Connectivity delivered by US Wireless to existing and future clients of Lightyear pursuant to Customer Service Contracts.

2.

TERM

2.1

Commencing on the Effecting Date, Lightyear may order Services from US Wireless pursuant to the terms and conditions of this Agreement.  The initial term of this Agreement shall be for a period of three (3) years (the “Initial Term”).  Upon expiration of the Initial Term, this Agreement shall automatically extend for one (1) year terms unless: (i) earlier terminated pursuant to the conditions of this Agreement; (ii) written notice is given by either Party at least thirty (30) days before the expiration that such Party does not consent to such extension.

3.

 RULES OF ENGAGEMENT

Neither Lightyear nor US Wireless will intentionally target each other’s customers or prospective customers.  However it is expected that on occasion, both Parties will be marketing to the same potential customers.  In such event, the Party which obtains the order along with executed order forms from the customer, shall be the one that owns the account.

4.

RESPONSIBILITIES OF LIGHTYEAR

Lightyear agrees:

4.1

To use reasonable commercial efforts to promote, market and distribute US Wireless Broadband Connectivity Service.

4.2

To provide service to its customers under Lightyear’s own brand name and to provide all billing and collection services and level 1 customer service under its own brand name.

4.3

To not represent itself as part of US Wireless, but will at all times hold itself out as an independent contractor.

4.4

To submit, as requested, a monthly detailed forecast of projected business for 30, 60, and 90 days ahead.

4.5

To comply with all applicable laws and applicable rules and regulation promulgated by federal and state regulatory agencies.

4.6

That it has no arrangement or understanding of any kind with any other person or firm who may claim a consultant’s fee from Lightyear or US Wireless as a result of any such arrangement or understanding, and Lightyear agrees that the fulfillment by US Wireless of the conditions contained in this Agreement shall be in complete discharge of any and all obligations to Lightyear in connection with this Agreement.

4.7

 Lightyear will use commercially reasonable best efforts to sell the Service to its existing customers upon the customer’s termination of any contractual obligations.

4.8

To indemnify and hold harmless US Wireless and any of its officers, employees and affiliates against any losses, claims, damages or liabilities for (1) fees arising out of Lightyear's sharing arrangements with others, (2) claims of the customer arising out Lightyear's misleading statements to customer, (3) damages due to the failure of Lightyear to comply with all applicable laws and regulation or (4) compensation claimed by any person, firm or entity whose services Lightyear has engaged or has used in connection any activity or activities under this Agreement.

4.9

That this opportunity has and will be communicated to other sources of possible customers. Therefore, US Wireless is under no obligation to hold any opportunity open and is free to enter into an Agreement with respect to any opportunity with any other party to the exclusion of any customer at any time except that US Wireless shall not enter into similar agreements with parties that have agency or representative agreements with Lightyear.   Furthermore, to the extent US Wireless offers an agreement similar to the terms provided herein, it will comply with Article 7.5 of this Agreement.

4.10

That US Wireless shall have the right to contract with other persons or entities for the same or similar purposes as set forth herein, except that US Wireless shall not enter into similar agreement with parties that have agency or representative agreements with Lightyear.   Furthermore, to the extent US Wireless offers an agreement similar to the terms provided herein, it will comply with Article 7.5 of this Agreement.

4.11

That prior to providing or soliciting any contract and providing customers with any US Wireless confidential business or technical information, Lightyear must (i) receive US Wireless's written consent; and (ii) obtain a confidentiality Agreement with client acceptable to US Wireless.

4.12

Lightyear agrees, subject to  the terms and conditions set forth in this Agreement, that it will exclusively promote and sell US Wireless Broadband Connectivity Service to its Business Class Customers.

5.

RESPONSIBILITIES OF US WIRELESS:

US Wireless agrees:

5.1

To make available to Lightyear the US Wireless Broadband Connectivity Service at a price outlined in Article 7 herein and to guarantee that the price for the Service is the lowest wholesale price available in the market being served for the term of this Agreement.

5.2

To make available marketing materials and/or digital files of marketing materials for Lightyear's marketing efforts of the US Wireless Broadband Connectivity Service.

5.3

To provide all maintenance and in depth customer support for its own products on a 24/7/365 basis.

5.4

To warrant that the products and services to be provided by it pursuant hereto will be performed by employees with proper skill in a manner consistent with the best industry standards and service.

5.5

To indemnify and hold harmless Lightyear and any of its officers, employees and affiliates against any losses, claims, damages or liabilities for (1) claims of the customer arising from US Wireless’s misleading statements to customers, or (2) damages due to the failure of US Wireless to comply with all applicable laws and regulations.

5.6

To comply with all applicable laws and rules and regulations promulgated by federal and states regulatory agencies.

5.7

To provide Lightyear will all necessary information on a timely basis to bill its customers.

5.8

To develop and beta test US Wireless Broadband Connectivity Service sufficient to support VoIP Class Service to customer’s of Lightyear pursuant to the Test Case List attached hereto.

5.9

To abide by the Service Level Agreement (“SLA”) provisions set forth on the Attached SLA Agreement during the Term of this Agreement.

6.

TOWER ROLLOUT

6.1

The Parties will mutually agree on the location of the towers to be built-out to support the Service for Lightyear.  US Wireless shall use commercially reasonable efforts to build-out the towers in a reasonable time frame.  After the build-out of the first three towers, US Wireless shall build-out the next three towers only upon satisfaction of one of the following conditions: (a) Lightyear obtaining  135 Business Class customers (generating a minimum monthly fee to US Wireless of $185.00 per customer) on a cumulative basis using such towers (“Required Number of Customers”); or (b) Lightyear places an amount in escrow equal to the proportionate amount of the capital cost to build such old towers as determined by the actual number of customers obtaining Service through such towers compared to the Required Number of Customers.  For example:  If 150 customers is the Required Number of Customers and Lightyear only has 100 customers obtaining Service from such towers, then Lightyear would need to place 1/3 (50/150) of the cost to build the old three towers into escrow.  The funds would stay in escrow until such time as Lightyear obtained the Required Number of Customers, and then would be released to Lightyear.  In the event Lightyear did not obtain the Required Number of Customers in one year from the date the funds were placed into escrow (the “Release Date”), then an amount of funds would be released to US Wireless equal to the shortfall between the Required Number of Customers and the actual number of customers on the Release Date with the remainder of the funds, if any, released to Lightyear.

6.2

The process outlined above would continue to apply on a going forward basis for each new set of towers.

6.3

In the event US Wireless fails to build new towers or decides not to build new towers after Lightyear has satisfied either 6.1(a) or 6.1(b), then Lightyear would be relieved of the exclusivity requirements set forth in section 4.12 of this Agreement.

7.

FEES

US Wireless agrees to charge Lightyear the following wholesale Fees:

7.1

Monthly Fees:

Business Class 5 Mbps MIR  -  $215.00

Business Class 3 Mbps MIR - $185.00

Residential Class 1.5 Mbps MIR - $65.00

(Residential Class Pricing contingent upon a ratio of three Business Class customers to each Residential Customer per transmission site.)

Unmanaged Router - $250.00

Managed Router - $500.00

[Installation Fees shall be discounted by 50% if Customer signs a two (2) year agreement and waived if Customer signs a three (3) year term agreement.]

Or the lowest wholesale Fees offered by US Wireless within a particular market whichever is lower

7.2

The Fees under this Agreement are due and payable to US Wireless within thirty (30) days of the date on US Wireless’s invoice.

7.3

If Lightyear in good faith disputes any portion of US Wireless’s invoice, Lightyear shall submit to US Wireless full payment of the undisputed portion of the invoice and written documentation identifying and substantiating the disputed amount.  US Wireless and Lightyear agree to use their respective best efforts to resolve any dispute within thirty (30) days after US Wireless receives written notice of the dispute from Lightyear.

7.4

Lightyear shall not be reimbursed by US Wireless for any expenses incurred by Lightyear in connection with this Agreement or otherwise.

7.5

Any pricing or fees of US Wireless Broadband Connectivity Service offered to competitors of Lightyear shall be at least 5% higher than those provided to Lightyear.

8.

INTELLECTUAL PROPERTY RIGHTS

8.1

Except as specifically set forth in this Agreement, no title to or ownership of any portion of the US Wireless Broadband Connectivity Service, or any other products or services manufactured, licensed, sold and/or distributed or otherwise made available by US Wireless related to the US Wireless Broadband Connectivity Service or such products or services, is transferred pursuant to or by virtue of this Agreement.

8.2

All rights and interest to the forgoing shall remain the sole and exclusive property and proprietary information of US Wireless.

8.3

Neither Party shall remove or destroy any copyright, trade secret, proprietary or confidential legends or markings placed upon or contained or embedded within US Wireless or the client's information, materials and intellectual property.

9.

CONFIDENTIALITY

Each Party understands that it will receive or otherwise learn or be exposed to Confidential Information about the other, its products and services, client lists and pricing policies, and similar matters, in the course of its dealings with the others clients or prospects. Accordingly, each Party agrees:

9.1

To hold all such Confidential Information so received as confidential, and not to disclose it to any third Party, or to permit access to such information to its employees or contractors in such a manner as to risk the disclosure of such Confidential Information to third Parties:

9.2

Not to use or permit its employees or contractors to use any of such Confidential Information for any purpose other than the joint marketing efforts contemplated by this Agreement;

9.3

That, if requested by a Customer or prospective Customer, it will sign a separate nondisclosure Agreement with such Customer or prospective Customer; and

9.4

To be fully responsible for any breach of the confidentiality provisions of this Agreement by its employees or contractors.

9.5

The Party receiving any such Confidential information (Receiving Party) will notify the disclosing Party (Disclosing Party) immediately in the event the Receiving Party learns of any unauthorized possession, use or knowledge of the Confidential Information and will cooperate with the Disclosing Party (at the Disclosing Party's cost and expense) in any litigation against any third persons necessary to protect the Disclosing Party's rights with respect to the Confidential Information.

9.6

Any news release, public announcement, advertisement or publicity proposed to be released by either Party concerning the activities of either Party in connection with this Agreement shall be subject to the good faith approval of the other Party prior to release, which approval shall not be unreasonably withheld.

9.7

Except for such releases, neither Party shall disclose the terms of this Agreement to any third Party; provided, however, that either Party will disclose the terms of this Agreement to its affiliates, attorneys and accountants, board of directors or advisory board members or to any potential Client or acquirer of a substantial part of such Party’s business (whether by merger, sale of assets, sale of stock or otherwise) that is bound by a written Agreement to keep such terms confidential, or as will be required by law.

9.8

 Immediately upon termination, each Party shall turn over all Confidential Information of the other Party, and all documents or media containing any such Confidential Information, and any and all copies or extracts thereof to the other Party, or, if appropriate, attest to the destruction of such Confidential Information.

10.

INDEPENDENT CONTRACTOR STATUS

The Parties hereto agree that Lightyear is performing its services hereunder as an independent contractor and not as an employee of US Wireless; and, consequently, Lightyear shall not be entitled to participate in or receive any benefit under any US Wireless employee benefit and welfare plans. Lightyear shall not be considered a partner, co-venturer, agent, employee or official of US Wireless, but shall remain in all respects an independent contractor, and Lightyear shall have no right or authority to make or undertake any promise, warranty or representation, to execute any contract, or otherwise to assume any obligation or responsibility in the name of or on behalf of US Wireless, and Lightyear shall not represent that it has such right or authority. Lightyear shall be fully responsible for the payment of all federal, state or local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws that pertain to the compensation to be paid to Lightyear hereunder or to the performance by the Lightyear of services hereunder.

11.

TERMINATION

11.1

The respective terms of any US Wireless Broadband Connectivity Service Contract or License Agreements between US Wireless and Lightyear as the case will be, and any third Party are not linked to the term of this Agreement and will continue after the termination of this Agreement.

11.2

Either Party may terminate this Agreement immediately if a material default by the other Party is not corrected within ten (10) days after receipt of a written notice of the default.

12.

WARRANTS

US Wireless shall award three year stock purchase warrants to Lightyear based upon the following terms and performance levels:

1,500,000 to be awarded upon execution of the agreement, based upon a minimum commitment from Lightyear of 1,000 Business Class customers (as previously defined in section 6.1) during the first 12 months of the Agreement.  If this minimum is not achieved Lightyear will incur a “penalty” equal to (and limited to) the surrender of warrants equal to the % shortfall at the end of 1 year.  Warrants will be exercisable one year after the date of issuance at the market price on the date of issuance.

1,500,000 to be awarded on the 1 year anniversary of the agreement, based upon a minimum commitment from Lightyear of 2,500 additional Business Class customers during the second year of the Agreement.  If this minimum is not achieved Lightyear will incur a “penalty” equal to (and limited to) the surrender of warrants equal to the % shortfall at the end of the second year.  Warrants will be exercisable one year after the date of issuance at the market price on the date of issuance.

1,500,000 to be awarded on the 2 year anniversary of the agreement, based upon a minimum commitment from Lightyear of 4,000 additional Business Class customers during the third year of the Agreement.  If this minimum is not achieved Lightyear will incur a “penalty” equal to (and limited to) the surrender of warrants equal to the % shortfall at the end of the third year.  Warrants will be exercisable one year after the date of issuance at the market price on the date of issuance..

If Lightyear contracts 1,000 Business Class customers before the end of the 1st year of the Agreement, the timing of the second warrant award will be accelerated and the award shall be granted on the date that customer number 1,000 is contracted.

If Lightyear contracts 3,500 Business Class customers, in the aggregate, before the end of the 2nd year of the Agreement, the timing of the third warrant award will be accelerated and the award shall be granted on the date that customer number 3,500 is contracted.

If Lightyear contracts 10,000 Business Class customers in the aggregate, before the end of the third year of the Agreement, US Wireless shall award an additional 5,500,000 stock purchase warrants to Lightyear.  Warrants will be exercisable one year after the date of issuance at the same market price as used for the third warrant award.

Lightyear shall have a thirty (30) day grace period after the Effective Date before the start of the twelve-month time frame in which to obtain the minimum “commitment”.

13.

RETURN OF US WIRELESS PROPERTY

Lightyear shall return to US Wireless any property of US Wireless in its possession, at anytime when so requested by US Wireless and in any event upon termination of this Agreement. Lightyear shall not remove any US Wireless property from US Wireless premises without prior written authorization from US Wireless.

14.

NO CONFLICTING AGREEMENTS

Lightyear represents that it is not a party to any existing Agreement that would prevent it from entering into and performing this Agreement. Lightyear shall not enter into any other Agreement that is in conflict with its obligations under this Agreement.

15.

HEADINGS

The headings used in this Agreement are included for convenience only and are not to be used in construing or interpreting this Agreement.

16.

CHOICE OF LAW

This Agreement shall be governed by the laws of the Commonwealth of Kentucky, United States of America, without reference to the choice of law provisions thereof.

17.

DISPUTE RESOLUTION

Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, which the Parties are unable to resolve within thirty (30) calendar days after written notice by one Party to the other of the existence of such controversy claim, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules and its Optional Rules for Emergency Measures of Protection. Any such arbitration shall take place in the City of Louisville, Kentucky, United States, and shall be conducted in the English language. There shall be one arbitrator appointed pursuant to the rules of the American Arbitration Association. The arbitrators shall not alter, amend or modify the terms and conditions of the Agreement but shall consider the pertinent facts and circumstances and be guided by the terms and conditions of the Agreement which shall be binding upon them in resolving any controversy or claim there under. The relief that may be awarded may not exceed actual compensatory damages. The arbitrator may not award punitive damages. The decision by the arbitrator shall be binding and conclusive upon the Parties, their successors, and assigns and the Parties shall comply with such decision in good faith. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof and each Party hereby submits itself to the jurisdiction of such court.

18.

NOTICES

Any notices required or permitted to be sent hereunder shall be delivered personally or mailed, certified mail, return receipt requested, or delivered by courier service to the following addresses, or such other address as any Party hereto designates by written notice to the other Party. Provided, however, a transmission per telefax or email shall be sufficient and shall be deemed to be properly served when the telefax or email is received if the signed original notice is received by the recipient, within seven (7) days thereafter.

If to US Wireless:

Name:

US Wireless Online, Inc.

Address:

500 West Jefferson St., Ste 2350

City/State:

Louisville, KY 40202

Telephone:

502-213-3700

Email:

rhughes@uswomail.com

If to Lightyear:

Name:

Lightyear Network Solutions, LLC

Address:

1901 Eastpoint Parkway

City/State:

Louisville, KY 40223

Telephone:

502-244-6666

Email:

bruce@lightyearcom.com

19.

SUCCESSORS

Subject to the restrictions set forth herein, this Agreement, and each and every provision hereof, shall be binding upon and shall inure to the benefit of US Wireless, its respective successors, successors-in-title, heirs and assigns, and each and every successor-in-interest to US Wireless, whether such successor acquires such interest byway of gift, purchase, merger, or by any other method.

20.

AMENDMENTS OR MODIFICATIONS

This Agreement may not be released, discharged, amended or modified in any manner except by an instrument in writing signed by the Party or Parties to be bound.

21.

COUNTERPARTS

This Agreement becomes binding when anyone or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties hereto. This Agreement may be executed in any number of counterparts, each of which shall re an original as against any Party whose signature appears thereon, but all of which together constitute but one and the same instrument.

22.

NO THIRD-PARTY BENEFICIARIES

Except as expressly stated herein, nothing in this Agreement is intended to confer benefits, rights or remedies unto any person other than the Parties hereto or their permitted successors and assigns.

23.

ASSIGNMENT

No rights hereunder, may be assigned by either Party without the express written consent of the other Party. Such consent shall not be unreasonably withheld.

24.

 SURVIVAL

All Agreements, representations, warranties, and covenants made in this Agreement that do not expire by their express terms shall continue and survive the completion, termination or cancellation of this Agreement.

25.

SEVERABILITY

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibit by or invalid under the applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, with out invalidating the remainder of this Agreement or any other Agreement between the Parties. This Agreement shall be promptly modified by the Parties to remove the prohibited or invalid language and substitute language that reflects the prior understanding of the Parties in a way that is effective and valid under the applicable law.

26.

CONTRACT CONSTRUCTION

For purposes of contract construction, or otherwise, this Agreement is the product of negotiation and neither Party to it shall be deemed b be the drafter of this Agreement or any part thereof.

27.

ENTIRE AGREEMENT

This Agreement constitutes the entire, full and complete Agreement between the Parties concerning the subject matter hereof, supersede all prior or contemporaneous oral or written communications, proposals, conditions, representations and warranties, and prevails over any conflicting or additional terms of any quote, order, acknowledgment, or other communication between the Parties relating to its subject matter.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

US WIRELESS ONLINE, INC.:

LIGHTYEAR NETWORK SOLUTIONS, LLC:

BY:_______________________________

BY: ___________________________________

TITLE: ____________________________

TITLE: ________________________________

SERVICE LEVEL AGREEMENT

Once the system has been properly installed and tested, the following service level guarantees will apply to connectivity provided under the Wholesale Services Agreement:

Service Availability: The US Wireless Online wireless network is guaranteed to be available and capable of forwarding IP packets 99.8% of the time, as averaged over a calendar month.

Packet Loss: The US Wireless Online wireless network is guaranteed to be capable of forwarding IP packets, at a minimum average throughput 96% of the time, as averaged over a calendar month. The average bandwidth throughput is measured as the average of 5 samples of an FTP file transfer (1 MB min) taken every 15 minutes throughout the month.

Latency: The US Wireless Online broadband wireless network is guaranteed to have an average round trip packet transit time within the US Wireless Online broadband wireless network over a calendar month of 60ms. The average network latency is measured as the average of 15-minute samples taken throughout the month from the customer's router (CPE) to the USWO data center.

Customer Care Quality:

US Wireless will use best efforts to notify Lightyear within fifteen (15) minutes of it becoming aware of an outage that effects Lightyear’s customers.

Circuit Install Guarantee:

Installation of US Wireless Broadband Service and activation shall be completed within thirty (30) days after the completed order form is submitted.

Credits:  Lightyear will receive credit in an amount equal to the pro-rated charges for one day of affected service for not satisfying the SLA requirements.

US Wireless Online - Test Case List - Customer			Last Updated: 2/11/05

Test Case #	Section	Title/Description	Successful (Y/N) Comments…
1	PSTN To SIP
1.1	Call Setup, Caller Hangup	Normal Call, Ring Back From SIP End, With Answer
1.2	Call Setup, Callee Hangup	Normal Call, Ring Back From SIP End, With Answer
1.3	Call Fail To Setup	Ring No Answer, PSTN End Hangup During Ringing, SIP Resp Cancel
1.4	Call Fail To Setup	Ring No Answer, PSTN End Timeout, SIP respond V-mail
1.5	Call Fail To Setup	Busy no answer, SIP Respond
1.6	Call Fail To Setup	Service Unavailable, SIP Respond (Sylantro not provisioned yet)
1.7	Call Setup, Optional Information Variations	Normal Call With caller-id Number
1.8	Re-Invite Scenarios	SIP Call Forwarding, Ring Then Forward To Voicemail
1.9	Re-Invite Scenarios	Ad-Hoc Three-Way SIP Conference Call
1.10	Call Duration	1 Hour Hold Time & SIP Session Timers
1.11	Call Setup, Optional Information Variations	Normal Call With International origination
1.12	Metrics	Measure jitter
1.13	Metrics	Measure SIP voice quality
2	SIP To PSTN
2.1	Call Setup, Caller Hangup	Normal Call, Ring Back From PSTN End, 183 with SDP, With Answer
2.2	Call Setup, Callee Hangup	Normal Call, Ring Back From PSTN End, 183 with SDP, With Answer
2.3	Call Fail To Setup	Ring No Answer, SIP End Hangup During Ring back, SIP Resp Cancel & SIP Resp 487
2.4	Call Fail To Setup	Ring No Answer, SIP End Timeout, SIP Cancel

2.5	Call Fail To Setup	User Busy, SIP Resp 486
2.6	Re-Invite Scenarios	SIP Call Transfer, Call To PSTN Then Transfer To Another PSTN Number
2.7	Call Duration	1 Hour Hold Time & SIP Session Timers
2.8	RTP Verification (Bearer Path)	DTMF, Inband, g729a 20ms
2.9	Call Setup, Optional Information Variations	Normal Call With caller-id Number
2.10	Call Setup, Dial Plan Options For VoIP	Operator Services Call (0)
2.11	Call Setup, Dial Plan Options For VoIP	Directory Assistance (411)
2.12	Call Setup, Dial Plan Options For VoIP	Directory Assistance (+1NPA5551212)
2.13	Call Setup, Dial Plan Options For VoIP	International Call (+CCXXXXXXXXXX)
3	SIP To SIP
3.1	Call Setup, Caller Hangup	Normal Call, Ring Back From SIP End, 183 with SDP, With Answer
3.2	Call Setup, Callee Hangup	Normal Call, Ring Back From SIP End, 183 with SDP, With Answer
3.3	Re-Invite Scenarios	SIP Call Transfer, Call To SIP Then Transfer To Another SIP Number
3.4	Call Setup, Optional Information Variations	Normal Call With caller-id Number
3.5	Call Fail To Setup	Ring No Answer, SIP End Hangup During Ring back, SIP Resp Cancel & SIP Resp 487
3.6	Call Fail To Setup	Ring No Answer, SIP End Timeout, SIP Cancel
3.7	Call Fail To Setup	User Busy, SIP Resp 486
4	Call Wrap – PSTN To SIP To PSTN
4.1	Call Setup	Call To IVR/Media Server, Then Invite to Different PSTN Number, RTP remains on Level3 Network (call forward to PSTN)

5	Load Testing
5.1	Call setup, Completion	Setup 8 outgoing calls while an FTP is in process. Download should get slower with additional conversations added.
5.2	Call setup, teardown	with 8 outgoing calls on while an FTP is in process, start hanging up lines. Download should get faster with additional conversations added.

34.0		Total Applicable	0
0%